Westmoreland Bank Negotiations Continue



Philadelphia, PA --May 9, 1994--Wetmoreland Coal Company (NYSE:WCX) reported today that negotiations continue for amendments to its long standing credit facilities. These facilities reach their scheduled maturity dates in July, at which time their balance will be $46 million. The proposed amendments are expected to delay the final maturity dates on the affected obligations to correspond with the closing of the previously announced sale of obligations to correspond with the closing of the previously announced sale of Westmoreland Energy, Inc. (WEI) Westmoreland's independent power and cogeneration subsidiary. The aggregate purchase price for that sale is expected to be in excess of $50 million, plus assumption of remaining equity commitments for projects in construction. A third quarter closing is anticipated.

Westmoreland announced that as a part of its lender negotiations it would suspend payment of dividends on its preferred stock. Christopher K. Seglem, Westmoreland's President and Chief Executive Officer said, "Although regrettable this is an important aspect of achieving our objectives with these lenders and further enhances our cash position. We believe it is in the long term best interests of our shareholders. We expect to repay our lenders from the proceeds of the sale of WEI and plan to begin payment of preferred dividends again at that time."

"We are also continuing the strategic analysis of the rest of Westmoreland's current array of assets including its coal properties," Seglem added, "and, although it is still too early to determine whether we will choose to sell any of them, we are pleased with the values we have identified. Our overall plan is on track, to improve cash flows, de-emphasize non-strategic or underperforming assets, and reposition Westmoreland so that it can achieve meaningful and sustainable profitability," concluded Seglem.